Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-205024) of Paramount Gold Nevada Corp. of our report dated September 11, 2018 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. for the year ended June 30, 2018, which appears in this Form 10-K.

Yours truly,

MNP LLP

Vancouver, Canada September 11, 2018